EXHIBIT (b)(2)

PROMISSORY NOTE

Principal	Loan Date	Maturity	Loan No	Call / Coll	Account	Officer	Initials
$3,000,000.00	10-15-2007	06-01-2008	528573			04
				16StockBan

References in the boxes above are for Lender’s use only and do no limit the applicability of this document to any particular loan or item.

Any item above containing “***” has been omitted due to text length limitations.

Borrower:	Sun American Bancorp (TIN: 65-0325364) 1200 N. Federal Highway, #111-A Boca Raton, FL 33432	Lender:	Independent Bankers’ Bank of Florida 615 Crescent Executive Court Suite 400 Lake Mary, FL 32746

Principal Amount: $3,000,000.00	Initial Rate: 6.750%	Date of Note: October 15, 2007

PROMISE TO PAY. Sun American Bancorp (“Borrower”) promises to pay to Independent Bankers’ Bank of Florida (“Lender”), or order, in lawful money of the United States of America, the principal amount of Three Million & 00/100 Dollars ($3,000,000.00) or so much as may be outstanding, together with interest on the unpaid outstanding principal balance of each advance. Interest shall be calculated from the date of each advance until repayment of each advance.

PAYMENT. Borrower will pay this loan in full immediately upon Lender’s demand. If no demand is made, Borrower will pay this loan in one payment of all outstanding principal plus all accrued unpaid interest on June 1, 2008. In addition, Borrower will pay regular quarterly payments of all accrued unpaid interest due as of each payment date, beginning January 15, 2008, with all subsequent interest payments to be due on the same day of each quarter after that. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal; then to any unpaid collection costs; and then to any late charges. The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the Wall Street Journal Prime Rate as published in the “Money Section” of the Wall Street Journal (the “Index”). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower. Lender will tell Borrower the current Index rate upon Borrower’s request. The interest rate change will not occur more often than each day. Borrower understands that Lender may make loans based on other rates as well. The Index currently is 7.750% per annum. The interest rate to be applied to the unpaid principal balance during this Note will be at a rate of 1.000 percentage point under the Index, resulting in an initial rate of 6.750% per annum. NOTICE: Under no circumstances will the effective rate of interest on this Note be more than (except for any higher default rate shown below) the lesser of 18.000% per annum or the maximum rate allowed by applicable law.

PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments of accrued unpaid interest. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: INDEPENDENT BANKERS BANK, 615 Crescent Executive Court, Suite 400 Lake Mary, FL 32746.

LATE CHARGE. If a payment is 10 days or more late, Borrower will be charged 5.000% of the regularly scheduled payment.

INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, the interest rate on this Note shall be increased to 18.000% per annum. However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.

LENDER’S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS’ FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender the amount of these costs and expenses, which includes, subject to any limits under applicable law. Lender’s reasonable attorneys’ fees and Lender’s legal expenses whether or not there is a lawsuit, including reasonable attorneys’ fees and legal expenses for bankruptcy proceedings including (efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law. Borrower also will pay any court costs, in addition to all other sums provided by law.

JURY WAIVER. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of Florida without regard to its conflicts of law provisions. This Note has been accepted by Lender in the Sate of Florida.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of Seminole County, Sate of Florida.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower’s accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts.

PROMISSORY NOTE
Loan No. 528573	(Continued)	Page 2

LINE OF CREDIT. This Note evidences a revolving line of credit. Advances under this Note, as well as directions for payment form Borrower’s accounts, may be requested orally or in writing by Borrower or by an authorized person. Lender may, but need not, require that all oral requests be confirmed in writing. Borrower agrees to be liable for all sums either: (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrower’s accounts with Lender. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender’s internal records, including daily computer print-outs. Lender will have no obligation to advance funds under this Note if: (A) Borrower or any guarantor is in default under the terms of this Note or any agreement that Borrower or any guarantor has with Lender, including any agreement made in connection with the signing of this Note; (B) Borrower or any guarantor ceases doing business or is insolvent; (C) any guarantor seeks, claims or otherwise attempts to limit, modify or revoke such guarantor’s guarantee of this Note or any other loan with Lender; (D) Borrower has applied funds provided pursuant to this Note for purposes other than those authorized by Lender, or (E) Lender in good faith believes itself insecure.

PROVISION #1. A non-usage fee of ¼ of 1% annually would apply to any unused portion of the RLOC. The unused portion is defined as the difference between the average outstanding during the previous twelve months (calculated using the 12 month end balances, divided by twelve) subtracted from the maximum commitment amount less $1 million.

PROVISION #2. Borrower to provide CPA audited financial statements within 120 days of year end on a consolidated and consolidating basis.

PROVISION #3. DSC> 1.25x measured at the end of each quarter on the year to date net income, annualized, against average outstandings. Debt service coverage in this instance is defined as: “The amount of money available for dividends (assuming all regulatory approvals) based on after tax earnings in a twelve month period. We use total debt and the resulting imputed debt service. We assume the average outstanding loan principal balance in the previous quarter with principal payments amortized over 10 years in equal quarterly payments.

PROVISION #4. Borrower will ensure that its bank subsidiary maintains a Tier 1 Leverage Ratio > 5% and ROA> .5% at each quarter end.

PROVISION #5. 100% of the available proceeds of facility to be used for repurchase of warrants only.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

NOTIFY US OF INACCURATE INFORMATION WE REPORT TO CONSUMER REPORTING AGENCIES. Please notify us if we report any inaccurate information about your account(s) to a consumer reporting agency. Your written notice describing the specific inaccuracy(ies) should be sent to us at the following address: INDEPENDENT BANKERS BANK 615 Crescent Executive Court Suite 400 Lake Mary, Fl 32746.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Borrower does not agree or intent to pay, and Lender does not agree or intend to contract for, charge, collect, take, reserve or receive (collectively referred to herein as “charge or collect”), any amount in the nature of interest or in the nature of a fee for this loan than the maximum Lender would be permitted to charge or collect by federal law or the law of the State of Florida (as applicable). Any such excess interest or unauthorized fee shall, instead of anything stated to the contrary, be applied first to reduce the principal balance of this loan, and when the principal has been paid in full, be refunded to Borrower. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral, and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

SUN AMERICAN BANCORP

By:	/s/ MICHAEL E. GOLDEN	By:	/s/ ROBERT NICHOLS
	Michael E. Golden, President /CEO of Sun American Bancorp		Robert Nichols, Chief Financial Officer of Sun American Bancorp

Florida Documentary Stamp Tax

Florida documentary stamp tax required by law in the amount of $2,450.00 has been paid or will be paid directly to the Department of Revenue. Certificate of Registration No. 592258003-58-001.

EXHIBIT “A”

Principal	Loan Date	Maturity	Loan No	Call / Coll	Account	Officer	Initials
$3,000,000.00	10-15-2007	06-01-2008	528573			04
				16StockBan

References in the boxes above are for Lender’s use only and do no limit the applicability of this document to any particular loan or item.

Any item above containing “***” has been omitted due to text length limitations.

Borrower:	Sun American Bancorp (TIN: 65-0325364) 1200 N. Federal Highway, #111-A Boca Raton, FL 33432	Lender:	Independent Bankers’ Bank of Florida 615 Crescent Executive Court Suite 400 Lake Mary, FL 32746

This EXHIBIT “A” is attached to and by this reference is made a part of the Promissory Note, dated October 15, 2007, and executed in connection with a loan or other financial accommodations between INDEPENDENT BANKERS’ BANK OF FLORIDA and Sun American Bancorp.

State of Florida

County of _____________

Sworn to and subscribed before me this __________ day of __________, 2007, by Michael E. Golden as President/CEO of Sun American Bancorp. He is personally known to me or has produced his __________ as identification.

NOTARY SEAL:

______________________________

Signature of Notary

State of Florida

My Commission expires

State of Florida

County of _____________

Sworn to and subscribed before me this __________ day of __________, 2007, by Robert Nichols as Chief Financial Officer of Sun American Bancorp. He is personally known to me or has produced his __________ as identification.

NOTARY SEAL:

______________________________

Signature of Notary

State of Florida

My Commission expires

THIS EXHIBIT “A” IS EXECUTED ON OCTOBER 15, 2007.

BORROWER:

SUN AMERICAN BANCORP

By:	/s/ Michael E. Golden
Michael E. Golden, President/CEO of Sun American Bancorp

By:	/s/ Robert Nichols
Robert Nichols, Chief Financial Officer of Sun American Bancorp